Exhibit 10.1

RETIREMENT, CONSULTING AND

NONCOMPETE AGREEMENT

THIS RETIREMENT, CONSULTING AND NONCOMPETE AGREEMENT (“Agreement”) is made and entered into by and between Global GP LLC, a Delaware limited liability company with its principal offices located at 800 South Street, Suite 200, Waltham, MA 02453 (the “Company”) and Thomas Hollister, an individual residing at 50 Beacon Street, Apt. 1, Boston, MA 02108 (“Mr. Hollister”).

WHEREAS, Mr. Hollister desires to retire from the Company; and

WHEREAS, the parties wish to undertake arrangements that promote a harmonious transition that is mutually beneficial;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, which consideration is acknowledged by the parties to be good and sufficient, and which Mr. Hollister acknowledges to be consideration to which he would not otherwise be entitled, the parties hereby covenant and agree as follows:

1.                                      Continued Responsibilities Through June 30, 2013.  Through June 30, 2013, unless otherwise agreed, Mr. Hollister will remain actively employed as the Company’s Chief Operating Officer and Chief Financial Officer pursuant to his Employment Agreement, made as of April 19, 2006, and as amended on December 31, 2008 and February 4, 2009 (as amended, the “Employment Agreement”).

2.                                      Resignation and Terminal Administrative Leave.  Provided that his employment is not sooner terminated pursuant to the Employment Agreement,

a.                                      Effective June 30, 2013, Mr. Hollister hereby resigns from all positions as an officer, director or fiduciary for any entity or employee benefit plan of Global as defined in Section 5, including but not limited to such positions for the entities set forth in Attachment A, attached hereto.  This Agreement shall constitute notice of Mr. Hollister’s retirement and termination of Mr. Hollister’s employment from the Company (collectively, the “Notice”).  Mr. Hollister hereby acknowledges that the Company has taken and will take actions in reliance on his Notice, and that it will become irrevocable if and when this Agreement becomes effective and enforceable pursuant to Section 20 below.

b.                                      Mr. Hollister will receive, in the next payroll cycle following June 30, 2013, his accrued unused vacation as of June 30, 2013, determined in accordance with Company policy and as reflected on the books of the Company.  Mr. Hollister agrees that his vacation accrual shall cease as of June 30, 2013, and that during the Terminal Administrative Leave, as defined below, he shall not have any further accrual of vacation pay.

c.                                       Effective July 1, 2013, Mr. Hollister will be placed on a terminal administration leave up to and including December 31, 2013 (the “Terminal Administrative Leave”), at the conclusion of which Mr. Hollister’s employment by the Company, in any and all capacities, shall terminate.  During the Terminal Administrative Leave, Mr. Hollister will receive monthly gross compensation equal to $48,166.66, a gross total of $289,000, and participate in the Company’s health insurance, pension, 401(k), long-term disability, life insurance and other employee benefit plans in accordance with Company policies and on the same general basis as other employees of the Company (the “Fringe Benefits”).  Notwithstanding the foregoing, Mr. Hollister shall not be eligible for and shall not accrue, earn or participate in any Bonus or LTIP, as defined in the Employment Agreement, or in any Short-Term Incentive Plan as established by the Compensation Committee of the Company’s Board of Directors.

3.                                      Duty of Loyalty; Indemnification.

a.                                      Mr. Hollister acknowledges and agrees that now and through the Terminal Administrative Leave, Mr. Hollister owes a fiduciary duty of loyalty to act at all times in the best interests of the Company.  In keeping with such duty, Mr. Hollister shall, during the Terminal Administrative Leave, make full disclosure to the Company of all business opportunities pertaining to the business of the Company or any of its subsidiaries and, now and through the Terminal Administrative Leave, Mr. Hollister shall not, without the prior written consent of the Board of Directors of the Company, appropriate for Mr. Hollister’s own benefit business opportunities concerning the business of the Company or any of its subsidiaries.

b.                                      During the Terminal Administrative Leave, the Company shall indemnify Mr. Hollister to the extent permitted by the Company’s third amended and restated limited liability company agreement, as may be amended from time to time, and by applicable law, against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by Mr. Hollister in connection with any action, suit or proceeding to which Mr. Hollister is made a party by reason of being an officer, director or employee of the Company.  In any such action, suit or proceeding, Mr. Hollister shall be represented by counsel selected by the Company and approved by Mr. Hollister, such approval not to be unreasonably withheld.  In connection with the foregoing, Mr. Hollister will be covered under any liability insurance policy that protects other officers of the Company.

4.                                      Transitional Assistance and Cooperation.  During the Terminal Administrative Leave, Mr. Hollister will, upon no less than seventy-two (72) hours’ notice, be available at reasonable times for consultation with the Company with respect to transitional matters, and to provide reasonable assistance in matters with which Mr. Hollister was involved prior to his Terminal Administrative Leave.

5.                                      Return of Property.  Upon the commencement of the Terminal Administrative Leave, Mr. Hollister will return, to the designated representative of the Company, all documents, files, materials, and information (whether in hardcopy, on electronic media or otherwise) related to the business (present or otherwise) of the Company or of Global Partners LP or any parent, affiliated or subsidiary organizations (collectively, “Global”), and all keys, books, passes, identification materials, computers, and all other equipment or other property of Global.

6.                                      Non-Disparagement.  Mr. Hollister agrees that he will not disparage or criticize Global, its businesses, management, products or services or any of their respective officers, directors, partners, members, shareholders or employees.  The Company agrees that none of Eric Slifka, Andrew Slifka, Charles Rudinsky, Edward Faneuil, any of the Company’s directors, nor anyone acting at their direction (collectively, the “Company Representatives”), will disparage or criticize Mr. Hollister.  The Company will instruct the Company Representatives with respect to such obligation.

7.                                      Public Statement.  Global shall issue a public statement substantially in the form as attached hereto as Attachment B (the “Public Statement”) concerning Mr. Hollister’s retirement from the Company.  Any public statements made by an authorized Company Representative and Mr. Hollister shall be consistent, in all respects, with Attachment B.

8.                                      Retirement Payments.  Subject to Mr. Hollister’s signing and returning to the Company, and not timely revoking, the Supplemental Release as provided in Section 14 below, and subject to his meeting in full his obligations hereunder, the Company will pay Mr. Hollister, in accordance with the Company’s customary payroll practices, a monthly gross amount equal to $48,166.66 for a period of eighteen (18) months (the “Retirement Benefits”) following the Terminal Administrative Leave (such 18-month period, the “Retirement Period”).  The total gross amount of these payments will be $867,000 (Eight hundred sixty-seven thousand dollars).

9.                                      Benefits During Retirement Period.  Subject to Mr. Hollister’s signing and returning to the Company, and not timely revoking, the Supplemental Release as provided in Section 14 below, and provided that Mr. Hollister is not sooner eligible, effective January 1, 2014, if Mr. Hollister has elected and is still eligible for COBRA benefits, the Company shall contribute during the Retirement Period, towards health insurance coverage for Mr. Hollister, on the same basis as for other employees of the Company, and Mr. Hollister’s remaining share of the health insurance premium cost shall be deducted from the Severance Benefits as specified in Section 7.  During the Retirement Period, Mr. Hollister will receive the Fringe Benefits, to the extent feasible, or an equivalent monthly cash payment in lieu thereof.

10.                               No Mitigation Required.  Mr. Hollister shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment (not otherwise in violation of the terms of this Agreement) shall in no event affect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

11.                               Tax Provisions.

a.                                      The parties intend that this Agreement either comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In accordance with the foregoing, the parties hereto, to the extent necessary to comply with Section 409A of the Code, specifically incorporate by reference the following: (i) Sections 409A(2)(A)(i) (“separation from service”) and 409A(2)(B)(i) (“specified employee”) of the Code; and (ii) Treasury Regulation §§§  1.409A-1(h), 1.409A-1(i) and 1.409A-3(i)(1)(iv)(A).

b.                                      Notwithstanding any other provision of this Agreement, the Company will reimburse Mr. Hollister for any and all federal excise taxes and penalties (other than penalties imposed as a result of Mr. Hollister’s actions, except for actions authorized by this Agreement), and any taxes imposed upon such reimbursement amounts, including, but not limited to, any federal, state and local income taxes, employment taxes, and other taxes, if any, which may become due pursuant to the application of Sections 4999 and/or 409A of the Code on any payments to Mr. Hollister in connection with this Agreement.  Any reimbursement in accordance with the foregoing shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

12.                               Full Satisfaction.  Except with respect to any right to reimbursement similar in nature to subsection 11(b) above that may have existed under any prior agreement between the Company and Mr. Hollister, Mr. Hollister acknowledges and agrees that the payments provided under this Agreement shall be in complete satisfaction of any and all compensation or other payments due to him from Global, including without limitation salary, bonus compensation, and long-term incentive plan, whether for services provided to the Company or otherwise, and that, except as expressly provided under this Agreement, no further compensation, regardless of form, is owed or will be paid to him.

13.                               Post-Termination Covenants.  In consideration of this Agreement, which includes the Retirement Benefits and other special benefits not otherwise payable to Mr. Hollister in the event of a voluntary termination by Mr. Hollister, Mr. Hollister agrees to the Post-Termination Non-Competition and Other Restrictive Covenants set forth in Attachment C which he will execute simultaneously with and as part of this Agreement.  It is expressly agreed that Mr. Hollister shall remain bound by the provisions of Attachment C, once they become effective and enforceable, whether or not he actually accepts the payments or other benefits provided in this Agreement.

14.                               General Release and Waiver of Claims.  In partial consideration of the Retirement Benefits and other special benefits which Mr. Hollister is receiving pursuant to this Agreement, Mr. Hollister, his heirs, executors, beneficiaries, legal representatives and assigns, individually and in their beneficial capacity (sometimes hereinafter referred to collectively as the “Releasors”), with the exception of any indemnification rights, gross up payments and Mr. Hollister’s rights and benefits under this Agreement, hereby unconditionally and irrevocably release, waive, and forever discharge the Company, Global Partners LP, their respective parents, members, subsidiaries and affiliates, and their respective past, present and future officers, directors, employees, representatives, members, unitholders, attorneys, agents, successors and assigns (hereinafter collectively referred to as the “Releasees”), or any of them, of and from any and all suits, claims, demands, interest, costs (including reasonable attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts, of any nature whatsoever, which the Releasors now have, own or hold, or at any time heretofore ever had, owned or held, or could have had, owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Agreement, including, without limiting the generality of the foregoing, any claims arising in law or equity, in a court, administrative, arbitration or other tribunal of any state or country, arising out of or in connection with his employment by the Company and/or Global and/or the termination thereof, any claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, Massachusetts General Laws, Chapter 151B, the wage payment and wage and hour statutes of the Commonwealth of Massachusetts and any other applicable jurisdictions, and all other applicable laws, statutes, regulations or other requirements of each state and jurisdiction in which Mr. Hollister has been employed and any other statutory, common law or other claims of any nature whatsoever against any of the Releasees, except any claim that, by law, cannot be waived.

Mr. Hollister further agrees and understands that the release and waiver of claims contained in this Agreement is a GENERAL RELEASE, and that any reference to specific claims or statutes arising out of or in connection with his employment and/or its termination is not intended to limit the release of claims.  He expressly agrees and understands this GENERAL RELEASE means that the Releasors, except as set forth above, are releasing, waiving and discharging the Releasees from and with respect to all claims, whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with his employment and/or its termination, or otherwise.

Additionally, except as set forth above, Mr. Hollister, his heirs, executors, beneficiaries, legal representatives and assigns, individually and/or in their beneficial capacity, further agree never to institute against any of the Releasees any lawsuit with respect to any claim or cause of action of any type arising or which may have existed at any time prior to the date of the execution of this Agreement.  Although Mr. Hollister has the right to file a charge at or participate in any investigation by any federal, state or local administrative agency, Mr. Hollister further waives his right to any monetary recovery or other relief should any federal, state, local or other administrative agency pursue any claim or cause of action of any type on his behalf arising at any time prior to the present date.

This means that by signing this Agreement, Mr. Hollister, except as set forth above, will have waived any right he had to bring a lawsuit against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement, and that Mr. Hollister will have released the Releasees of any and all claims of any nature that he can lawfully release arising up to the date of the signing of this Agreement.  He is also waiving any monetary recovery or other relief if any administrative agency pursues any claim on his behalf arising up to the date of the signing of this Agreement.

15.                               Supplemental Release.  In further consideration of the Retirement Benefits which Mr. Hollister is receiving pursuant to this Agreement, Mr. Hollister shall sign and return to the Company a supplemental release and waiver of claims in the form attached hereto as Attachment D (the “Supplemental Release”) and incorporated herein by reference, which executed Supplemental Release shall be delivered to the Company no earlier than July 1, 2013 and no later than July 22, 2013.  Mr. Hollister’s Terminal Administrative Leave, and payments to and benefits for him hereunder, shall not commence unless and until he delivers the executed Supplemental Release no later than July 22, 2013, and only if he does not timely revoke the Supplemental Release.

16.                               No Application to Vested Benefits.  The General Release set forth in Section 14, and the Supplemental Release referenced in Section 15 and set forth in Attachment D, do not apply to Mr. Hollister’s vested benefits under the Global Partners LP Pension Plan and the Global Partners LP 401(k) Savings and Profit-Sharing Plan in accordance with the terms of the respective Plans.

17.                               No Application to Indemnification Rights and D&O Policy.  Neither the General Release contained in Section 15, nor the Supplemental Release referenced in Section 16 and set forth in Attachment D, are intended to or do affect either of Mr. Hollister’s (i) rights to indemnification to the extent permitted by the Company’s first amended and restated limited liability company agreement, as may be amended from time to time, and by applicable law, against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by the Mr. Hollister in connection with any action, suit or proceeding to which Mr. Hollister may be made a party by reason of being an officer, director or employee of the Company or (ii) his rights to coverage under the Company’s Directors’ and Officers’ insurance policies.

18.                               Non-Disclosure.

a.                                      Now and through the Terminal Administrative Leave and at any time thereafter, Mr. Hollister shall not, without the written consent of the Board of Directors of the Company or a person authorized in writing thereby, disclose to any person any confidential information of the Company or of Global Partners LP or any of its parents, members, subsidiaries or affiliates, including but not limited to trade secrets or confidential information respecting hiring and termination practices, personnel, potential acquisitions, financial information and projections, projects, plans and proposals, products, designs, methods, know-how, techniques, systems, processes, software programs and works of authorship, except to employees of the Company who need to know such confidential information in connection with the performance by Mr. Hollister of his duties to the Company, in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company or Global, whether directly or indirectly; provided however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by Mr. Hollister) or (ii) any information, knowledge or data which Mr. Hollister may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

b.                                      Mr. Hollister acknowledges that money damages would not be a sufficient remedy for any breach of this Section 18 by Mr. Hollister, and the Company or its subsidiaries shall be entitled to enforce the provisions of this Section 18 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 18 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Mr. Hollister and his successors or agents.

19.                               Careful Consideration.  The Company requests that Mr. Hollister carefully consider the terms of this Agreement and the Employment Agreement, including the release and waiver of claims set forth in Paragraph 14 and the Supplemental Release attached as Attachment D.  This Agreement and the Employment Agreement, including the release and waiver of claims and the Supplemental Release, each creates legally-binding obligations.  The Company therefore advises Mr. Hollister to consult an attorney before Mr. Hollister signs this Agreement or the Employment Agreement or the Supplemental Release.  In signing this Agreement, Mr. Hollister confirms that he has had a full and reasonable opportunity to consider its terms; that he has read and understood all of those terms; and that his acceptance of this Agreement and the Employment Agreement is freely and voluntarily given.

20.                               Certain Time Periods.  Other than as stated herein, the parties hereto warrant that no representation, promise or inducement has been offered or made to induce any party to enter into this Agreement and that they are competent to execute this Agreement and accept full responsibility therefor.  Mr. Hollister acknowledges that he has twenty-one (21) days in which to consider this Agreement and the Employment Agreement, and that he has the right to revoke this Agreement by written notice to the Chief Executive Officer of the Company within seven (7) days of the date he signs it, after which it shall become final and binding. This Agreement shall not become effective and enforceable until the seven (7) day revocation period referenced in the preceding sentence has expired.

21.                               Complete Agreement.  This Agreement is intended as a final expression of the parties’ agreement and as a complete and exclusive statement of the terms thereof.  Except as expressly provided herein, this Agreement shall supersede all prior understandings, oral and written, hereto before had between the parties concerning Mr. Hollister’s employment and any rights or entitlements in connection therewith.  Any amendments to this Agreement shall be in writing and signed by both parties.

22.                               Savings Clause.  If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

23.                               Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns, and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to Mr. Hollister this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same matter and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

24.                               Assignment; Death Benefits.  Mr. Hollister shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution, or delegate his duties or obligations hereunder.  If Mr. Hollister shall become deceased prior to the completion of the Retirement Period or the completion of the Company’s obligations hereunder, any payments or obligations hereunder including, without limitation, the Retirement Benefits and the Fringe Benefits shall be payable to Mr. Hollister’s spouse and if Mr. Hollister’s spouse shall predecease Mr. Hollister, to his estate.

25.                               Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.

26.                               Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

27.                               No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

28.                               Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

29.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

30.                               Withholding Of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

31.                               Headings.  The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

32.                               Authority.  The undersigned signatory for the Company hereby personally represents that he is duly authorized to execute this Agreement on behalf of the Company and that all necessary approvals of the Board of Directors of the Company, and any other committee, body or other person have been obtained.

33.                               Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

If to the Company:

Global GP LLC

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

Attention:  President and Chief Executive Officer

with a copy to:

Global GP LLC

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

Attention:  General Counsel

If to Mr. Hollister:

At Mr. Hollister’s last known home address listed in the Company’s personnel records from time to time with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention:  Thomas M. Greene, Esq.

WHEREFORE, the parties have read the above Agreement and attest that they fully understand and knowingly and voluntarily accept its provisions in their entirety without reservation.

DATED this 23 day of April, 2013.

Global GP LLC

By	/s/ Eric Slifka	(Seal)	/s/ Thomas Hollister
Name: Eric Slifka			Thomas Hollister
Title: President and Chief Executive Officer
			Date:	4/23/13

ATTACHMENT A

Any and all Directorships or Officerships, as applicable, of

Global Partners LP

Global Operating LLC

Global GP LLC

Global Companies LLC

Glen Hes Corp.

Global Montello Group Corp.

Alliance Energy LLC

Bursaw Oil LLC

Global Energy Marketing LLC

Global Energy Marketing II LLC

Chelsea Sandwich LLC

GLP Finance Corp.

Global CNG LLC

Cascade Kelly Holdings LLC

ATTACHMENT B

GLOBAL PARTNERS LP

Contacts:

Thomas J. Hollister	Edward Faneuil
Chief Operating Officer and	Executive Vice President,
Chief Financial Officer	General Counsel and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

CONFIDENTIAL DRAFT: 4/23/2013 9:15 AM
Global Partners Announces Retirement, Effective June 30th, of Thomas J. Hollister as Chief Financial Officer, Chief Operating Officer and Director

Board of Directors Promotes Treasurer Daphne Foster to CFO
and Senior VP Mark Romaine to COO

Waltham, MA, April 24, 2013 — Global Partners LP (NYSE: GLP) today announced the retirement,  effective June 30, 2013, of Thomas J. Hollister as Chief Financial Officer, Chief Operating Officer and Director. The Board of Directors of the Partnership’s general partner, Global GP LLC, has promoted Treasurer Daphne H. Foster to CFO and Mark Romaine, Global’s Senior Vice President, Light Oil Supply and Distribution, to COO.

“On behalf of the Board of Directors and Global’s employees, I want to thank Tom for his financial stewardship and his dedicated service over the past seven years,” said Eric Slifka, the Partnership’s President and Chief Executive Officer.  “Tom has contributed his expertise during a  period of significant growth for the Partnership, and we wish him well in his retirement.”

“I am privileged to have served as a Global executive and a director of the board, and am proud to have contributed to the Partnership’s success,” Hollister said. “Global has a superb management team and a roster of committed, highly skilled employees. Having worked closely with Daphne and Mark for many years, I know that Global’s financial and operational leadership will be in capable hands.”

Commenting on the promotions, Slifka said, “Daphne and Mark are experienced and talented leaders whose background and skill sets make them perfectly suited for these positions. Over her six years with Global, Daphne has been responsible for leading our treasury department, broadening and strengthening the relationships with our bank group and implementing an effective capital structure to accommodate our long-term growth initiatives. Her financial and industry expertise have proved instrumental in the implementation of our capital markets strategy.”

“During his 15 years with Global, Mark has played a critical role in establishing the Partnership as a leader in midstream logistics and marketing and spearheading the growth of our crude oil activities,” Slifka said.  “He has successfully managed the expansion of our logistics operations, building long-term relationships with our logistics and throughput partners and developing our origin-to-destination assets from the Bakken region to the East and West coasts. Mark’s operational and strategic skills make him the ideal choice to become COO.”

Foster, 55, joined Global in 2007 and was elected Treasurer in 2010. Her experience in the petroleum products industry includes several years as a Vice President in the Energy and Utilities Division of Bank of Boston.  She started her banking career in 1982 at Bank of Boston and later joined Citizens Financial Group, where she oversaw the Loan Officer Development Program.  Foster received her bachelor’s degree and MBA from Boston University.

Romaine, 44, joined a predecessor company to Global in 1998 as Premium Fuels Marketing Manager and became Senior Vice President, Light Oil Supply and Distribution, in 2006.  His experience in the petroleum products industry includes operations and marketing positions with Plymouth, MA-based Volta Oil.  Romaine received a bachelor’s degree from Providence College and an MBA from the University of Massachusetts.

Hollister, 58, joined Global as CFO in July 2006 and was named COO in 2007. He was elected to the Board of Directors in 2009.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company.  Global is a leader in the logistics of transporting Bakken and Canadian crude oil and other energy products via rail, establishing a ‘virtual pipeline’ from the mid-continent region of the U.S. and Canada to refiners and other customers on the East and West coasts. Global owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast, and is one of the largest wholesale distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. With a portfolio of approximately 1,000 locations in nine states, the Partnership is also one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores in the Northeast.  In addition, the Partnership is a distributor of natural gas.  Global is No. 182 in the Fortune 500 list of America’s largest corporations.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely

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result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made.  Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

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ATTACHMENT C

Post-Termination Non-Competition and Other Restrictive Covenants

During the remaining term of his employment, and during the Terminal Administrative Leave, and for a period of 2 years following June 30, 2013 (the “Restrictive Period”), Mr. Hollister shall be prohibited from working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business having assets engaged in (or actively considering engagement in) the following businesses in New England and other jurisdictions in which the Company and/or Global is conducting business as of June 30, 2013 (the “Restricted Businesses”):  (i) wholesale and/or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and bio-fuels), natural gas liquids (including ethane, butane, propane and condensates), natural gas, compressed natural gas and liquefied natural gas; (ii) the storage of refined petroleum products and/or any of the other products identified in clause (i) of this paragraph in connection with any of the activities described in said clause (i); (iii) the sale of convenience store items and sundries and related food service related to the retail sale of gasoline; and (iv) bunkering.  During the Restrictive Period, Mr. Hollister also shall not directly or indirectly solicit any employees, contractors, vendors, suppliers or customers of the Company or Global to cease to be employed by or otherwise do business with the Company or Global, or to reduce the same, or to be employed or otherwise do business with any Restricted Business.  Notwithstanding any provision of this Attachment C to the contrary, Mr. Hollister may own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses.  If any court determines that any of the provisions of this Attachment C are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Attachment C, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Attachment C shall limit Mr. Hollister’s ability to perform services in any capacity or invest in any of the following: (i) money management firm; (ii) investment partnership; (iii) investment or private equity firm; or (iv) private equity or other investment fund; except that if any such firm, partnership or fund referenced in subsections (i) through (iv) contemplates or makes direct investments in Global or in any Restricted Business, Mr. Hollister must recuse himself and may not personally, in any respect, be actively involved, actively participate, or directly invest, and must fully comply with the provisions of Section 18 of this Agreement.

Any restrictions on Mr. Hollister otherwise prohibited under this Attachment C may be waived only by express written permission of the Conflicts Committee of the Company’s Board of Directors.

/s/ Thomas Hollister
Thomas Hollister

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ATTACHMENT D

Form of Supplemental Release

[see attached]

SUPPLEMENTAL RELEASE

1.                                      Reference is made to that certain RETIREMENT, CONSULTING AND NONCOMPETE AGREEMENT (“Agreement”) made and entered into by and between Global GP LLC, a Delaware limited liability company with its principal offices located at 800 South Street, Suite 200, Waltham, MA 02453 (the “Company”) and Thomas Hollister, an individual residing at 50 Beacon Street, Apt. 1, Boston, MA 02108 (“Mr. Hollister”) dated                     , 2013. Capitalized terms that are used and not defined in this Supplemental Release shall have the meanings respectively ascribed to them in the Agreement.

2.                                      In partial consideration of the Retirement Benefits and other special benefits which Mr. Hollister is receiving pursuant to the Agreement, Mr. Hollister, his heirs, executors, beneficiaries, legal representatives and assigns, individually and in their beneficial capacity (sometimes hereinafter referred to collectively as the “Releasors”), with the exception of any indemnification rights, gross up payments and Mr. Hollister’s rights and benefits under this Agreement, hereby unconditionally and irrevocably release, waive, and forever discharge the Company, Global Partners LP, their respective parents, members, subsidiaries and affiliates, and their respective past, present and future officers, directors, employees, representatives, members, shareholders, attorneys, agents, successors and assigns (hereinafter collectively referred to as the “Releasees”), or any of them, of and from any and all suits, claims, demands, interest, costs (including reasonable attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts, of any nature whatsoever, which the Releasors now have, own or hold, or at any time heretofore ever had, owned or held, or could have had, owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Supplemental Release including, without limiting the generality of the foregoing, any claims arising in law or equity, in a court, administrative, arbitration or other tribunal of any state or country, arising out of or in connection with his employment by the Company and/or Global and/or the termination thereof, any claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, Massachusetts General Laws, Chapter 151B, the wage payment and wage and hour statutes of the Commonwealth of Massachusetts and any other applicable jurisdictions, and all other applicable laws, statutes, regulations or other requirements of each state and jurisdiction in which Mr. Hollister has been employed and any other statutory, common law or other claims of any nature whatsoever against any of the Releasees, except any claim that, by law, cannot be waived.

Mr. Hollister further agrees and understands that the release and waiver of claims contained in this Supplemental Release is a GENERAL RELEASE, and that any reference to specific claims or statutes arising out of or in connection with his employment and/or its termination is not intended to limit the release of claims.  He expressly agrees and understands this GENERAL RELEASE means that the Releasors are, except as set forth above, releasing, waiving and discharging the Releasees from and with respect to all claims, whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with his employment and/or its termination, or otherwise.

Additionally, except as set forth above, Mr. Hollister, his heirs, executors, beneficiaries, legal representatives and assigns, individually and/or in their beneficial capacity, further agree never to institute against any of the Releasees any lawsuit with respect to any claim or cause of action of any type arising or which may have existed at any time prior to the date of the execution of this Supplemental Release.  Although Mr. Hollister has the right to file a charge at or participate in any investigation by any federal, state or local administrative agency, Mr. Hollister further waives his right to any monetary recovery or other relief should any federal, state, local or other administrative agency pursue any claim or cause of action of any type on his behalf arising at any time prior to the present date.

This means that by signing this Supplemental Release, Mr. Hollister, except as set forth above, will have waived any right he had to bring a lawsuit against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Supplemental Release, and that Mr. Hollister will have released the Releasees of any and all claims of any nature that he can lawfully release arising up to the date of the signing of this Supplemental Release.  He is also waiving any monetary recovery or other relief if any administrative agency pursues any claim on his behalf arising up to the date of the signing of this Supplemental Release.

3.                                      Mr. Hollister further acknowledges that because this Supplemental Release contains a release and waiver of claims and creates legally binding obligations, Mr. Hollister has been advised to consult with an attorney before signing and returning this Supplemental Release.

4.                                      In order for Mr. Hollister to receive the payments described in Sections 8 and 9 of this Agreement, this Supplemental Release must be signed by Mr. Hollister and delivered to the attention of Edward J. Faneuil, General Counsel, at Global GP LLC, 800 South Street, Suite 200, Waltham, MA 02453 no earlier than July 1, 2013 and no later than July 22, 2013.  Mr. Hollister has the right to revoke this Supplemental Release by written notice to the Chief Executive Officer of the Company within seven (7) days of the date he signs it, after which it shall become final and binding. This Supplemental Release shall not become effective and enforceable until the seven (7) day revocation period referenced in the preceding sentence has expired.

WHEREFORE, Mr. Hollister has read the above Supplemental Release and attests that he fully understands and knowingly and voluntarily accepts its provisions in their entirety without reservation.

Thomas Hollister

Date:

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